Exhibit 99.1

Liberator, Inc. Issues Record Revenue Guidance for Fiscal Q2 2012

Company Forecasts $4.2 Million in Revenue through Its OneUp Innovations Subsidiary for the Quarter Ended December 31, 2011, Exceeding All Previous Quarterly Revenues

ATLANTA, GA, January 6, 2012 – Liberator, Inc. (OTCBB/OTCQB: LUVU), a dynamic high-growth company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products, today announced record revenue guidance for its fiscal 2012 second quarter period, ending December 31, 2011.

Based on a preliminary assessment of the fiscal Q2 2012 financials for Liberator, which will be finalized mid-February and announced through a 10-Q filing with the SEC, Liberator expects to report its highest levels of revenue to date through its OneUp Innovations, Inc. subsidiary in comparison to its historical pro forma quarterly results. In order to provide consistent comparison across periods, these pro forma revenues exclude revenue generated from the company’s former Web Merchants subsidiary, which was sold effective October 1, 2011.

The company’s preliminary record revenue guidance is as follows:

• Fiscal Q2 2012 projected revenue of $4.2 million vs. $3.7 million for Q2 2011, equating to a 14% revenue increase over the prior year comparable quarter.

"Liberator is pleased to announce our record-setting revenue guidance for our second fiscal quarter of 2012,” said Louis Friedman, President and CEO of Liberator, Inc. “We believe that our business model, which focuses on the emerging sexual health and wellness industry, is validated by these exceptionally strong top-line revenue metrics and we believe our proactive sales initiatives and increased awareness in mainstream retail channels will prove invaluable as we strive to further improve our revenues, gross margins and, ultimately, create long term value for our shareholders.”

Ron Scott, CFO at Liberator added, “Our fiscal second quarter is typically one of the strongest sales periods of the year due to the increased gift-giving of Liberator gear that occurs throughout the holidays, and this year certainly did not disappoint. We are pleased with our preliminary figures for the second fiscal quarter and look forward to sharing our full financial results next month. Until then, Liberator is poised to continue to benefit from the rising demand of sexual wellness products in the United States and around the world as mainstream adoption continues to take hold.”

Liberator participates in the rapidly growing worldwide market of sexual wellness, which is the movement toward personal sexual health and the mainstream acceptance of products that were previously only sold in adult stores. Evolving from its iconic Liberator® shapes, the Company combines form with function to produce contemporary furniture and accessories for bedroom play, as well as products for major retailers which embrace the sexual wellness category of products. Realizing the importance of brand awareness, the Company continues to be at the forefront of aligning the Liberator® brand with mainstream consumers, having appeared in movies and TV shows such as Meet the Fockers, Burn after Reading and The Real Housewives of Atlanta, in addition to popular magazines and periodicals like Maxim, Playboy, Cosmopolitan, Men’s Health and Forbes.

About Liberator, Inc.

Liberator, Inc. is a dynamic high-growth public company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities. Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories. Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Liberator, Inc. has over 100 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and six international licensees. Since inception in 2002, Liberator has sold over $60 million of branded Liberator products.

For more information, please visit: www.Liberator.com

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the Company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the Company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Liberator, Inc.

Ronald Scott, Chief Financial Officer

770-246-6426

ron.scott@Liberator.com

Financial Communications Contact:

Trilogy Capital Partners

Darren Minton, President

Toll-free: (800) 592-6067

Email: info@trilogy-capital.com